Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Pre-IPO Share Option Plan, Post-IPO Share Option Plan, 2018 Restricted Share Unit Scheme, 2021 Restricted Share Unit Scheme and 2022 Restricted Share Unit Scheme of Ascentage Pharma Group International of our report dated June 14, 2024, with respect to the consolidated financial statements of Ascentage Pharma Group International included in its Registration Statement (Form F-1 No.333-284064) and related Prospectus of Ascentage Pharma Group International, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP

Shanghai, the People’s Republic of China

January 24, 2025